EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Amendment No. 1 (Form S-4 No. 333-3376) pertaining to the exchange offering of $110,000,000 principal amount of 9 3/8% Senior Subordinated Notes of Granite Broadcasting Corporation and to the inclusion of 1) our report dated February 22, 1996, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation for each of the three years in the period ended December 31, 1995; 2) our report dated August 31, 1993, with respect to the combined financial statements of San Joaquin Communications Corporation and WTVH for each of the two years in the period ended June 30, 1993; 3) our report dated February 3, 1995, with respect to the financial statements of Austin Television, a Texas General Partnership, for each of the three years in the period ended December 31, 1994; and 4) our report dated February 24, 1995, except for Note 1 as to which the date is May 3, 1995, with respect to the financial statements of WWMT-TV (A division of Busse Broadcasting Corporation) for each of the three years in the period ended January 1, 1995.


                                                Ernst & Young LLP



New York, New York
June 3, 1996